SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    April 23, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued April 23, 1997. The relevant portion of the text of that release was as follows:
(*) Indicates registered trademark.

MALLINCKRODT SUPPORTING MOLECULAR BIOSYSTEMS IN FS069 CASE

     ST. LOUIS, Mo., April 23, 1997 - Mallinckrodt Inc. (NYSE:MKG) announced today that it is supporting its business partner, Molecular Biosystems, Inc. (MBI) (NYSE:MB) as MBI works through legal challenges that are delaying final review and approval for MBI's next-generation ultrasound imaging contrast agent, FS069.
"We believe that FS069 meets the requirements for review as a medical device because it does not depend upon the metabolism of the body or chemical action to accomplish its purposes," said C. Ray Holman, chairman and chief executive officer of Mallinckrodt, which will be the marketer of FS069. "It is unfortunate that legal challenges are being used to keep patients from the benefits of FS069, which can enhance ultrasound visualization of the heart by enabling physicians to see blood flow and anatomical structure when ultrasound alone is inadequate. We hope to see these issues resolved soon so that FS069 can receive final review and begin benefiting patients. We are offering counsel, advice and support to MBI."

     The legal challenges were instigated by three MBI competitors who have their own ultrasound products now under review by the U. S. Food and Drug Administration. The competitors' products are not as far along in the review process as FS069, which was recommended in February for clearance without conditions by an FDA advisory panel. The challenges have resulted in the federal district court in Washington, D. C., enjoining the FDA from proceeding on review and market clearance for FS069 and the competitors' products until the FDA responds to citizens' petitions filed earlier this year. The petitions, also filed by MBI competitors, challenge the FDA's decision to review FS069 as a medical device while reviewing the competing products as drugs. MBI's first-generation ultrasound product, ALBUNEX(*), received clearance as a device.

     Late Tuesday, MBI filed a motion asking the district court to reconsider its decision. In addition, MBI filed a second motion asking the court to clarify whether it intended that all research work on the various companies' products be halted while the FDA is enjoined from review and clearance of the products. Mallinckrodt fully supports these actions.

     "We hope for a quick resolution of these matters," Holman said. Mallinckrodt serves healthcare and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 1,000 products in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).

                                # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  April 24, 1997